UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12
ACACIA COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2018
Dear Acacia Stockholder:
I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Acacia Communications, Inc. (“Acacia”) to be held on Thursday, May 17, 2018, at 10:00 a.m. Eastern Time at the Ken Olsen Conference Room located at 4 Mill and Main Place, 5th Floor, Maynard, MA 01754.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.
Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 5, 2018, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2017.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.
Thank you for being an Acacia stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Murugesan “Raj” Shanmugaraj
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Acacia the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision in accordance with the instructions set forth in the proxy materials. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy in accordance with the instructions set forth in the proxy materials or voting your stock in person.

ACACIA COMMUNICATIONS, INC.
KEN OLSEN CONFERENCE ROOM
4 MILL AND MAIN PLACE, 5TH FLOOR
MAYNARD, MA 01754
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Acacia Communications, Inc. will hold its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 17, 2018, at 10:00 a.m. Eastern Time at the Ken Olsen Conference Room located at 4 Mill and Main Place, 5th Floor, Maynard, MA 01754, for the following purposes:

•
To elect two Class II directors, Stan J. Reiss and Eric A. Swanson, to hold office until our 2021 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;

•	To conduct a non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).
Only stockholders of record at the close of business on March 21, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the enclosed proxy statement (the “Proxy Statement”). If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of the attached Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of our Board of Directors,

Janene I. Asgeirsson
Vice President, General Counsel and Secretary

Maynard, Massachusetts
April 5, 2018

i

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 17, 2018
GENERAL INFORMATION
Our board of directors (“Board of Directors” or “Board”) solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 10:00 a.m. Eastern Time on Thursday, May 17, 2018 at the Ken Olsen Conference Room located at 4 Mill and Main Place, 5th Floor, Maynard, MA 01754. We made this Proxy Statement available to stockholders beginning on April 5, 2018.
In this Proxy Statement the terms “Acacia,” “the Company,” “we,” “us,” and “our” refer to Acacia Communications, Inc. The mailing address of our principal executive offices is Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754. All website addresses set forth in this Proxy Statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

Internet Availability of Proxy Materials
We are providing access to our proxy materials over the Internet. On April 5, 2018, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	March 21, 2018

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	40,052,395 shares of common stock outstanding as of March 21, 2018.

Voting	There are four ways a stockholder of record can vote:
(1) By Internet: If you are a stockholder as of the Record Date, you may vote over the Internet by following the instructions provided in the Notice.
(2) By Telephone: If you are a stockholder as of the Record Date, you can vote by telephone by following the instructions in the Notice.
(3) By Mail: If you requested printed copies of proxy materials and are a stockholder as of the Record Date, you can vote by mailing your proxy as described in the proxy materials.

(4)  In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy in accordance with the process outlined below, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 16, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy
Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (11:59 p.m. Eastern Time on May 16, 2018).  Your latest telephone or Internet proxy is the one that will be counted. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals
Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the highest number of votes properly cast FOR election, or a “plurality” of the votes properly cast, will be elected as directors.

For Proposal Two, a majority of the votes properly cast FOR the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board of Directors, the compensation committee of our Board of Directors (“Compensation Committee”), or the Company. However, our Board of Directors values input from stockholders, and our Board of Directors and Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

For Proposal Four, the frequency receiving the highest number of the votes properly cast will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our Board of Directors, our Compensation Committee, or the Company. However, our Board of Directors and Compensation Committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the advisory vote to approve the compensation of our named executive officers, or the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One, Three, or Four unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for directors, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the non-binding advisory vote to approve the compensation of our named executive officers, and 1 YEAR on the non-binding advisory vote for the frequency of future non-binding advisory votes to approve the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and final results in an amendment to the Form 8-K after they become available.

Additional Solicitation / Costs
We are paying for the distribution of the proxy materials and solicitation of the proxies. Although we have not engaged a proxy solicitation firm to assist us with the solicitation of proxies, if we determined to do so at a later date in connection with the solicitation of proxies for the Annual Meeting we would expect to be able to negotiate a reasonable fee for such services. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754 or call us at (212) 871-3927. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board of Directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years or until the election and qualification of their successors in office. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2019 annual meeting. The term of the Class I directors expires at the 2020 annual meeting.
Nominees
Based on the recommendation of our Nominating and Corporate Governance Committee of our Board of Directors (“Nominating and Corporate Governance Committee”), our Board of Directors has nominated Stan J. Reiss and Eric A. Swanson for election as directors to serve for a three-year term ending at the 2021 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board of Directors and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the members of our Board of Directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board of Directors. Our Board of Directors may fill such vacancy at a later date or reduce the size of our Board of Directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF STAN J. REISS AND ERIC A. SWANSON.

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director on our Board of Directors, business experience, director positions at other companies held currently or at any time during the last five years and other experiences, qualifications, attributes or skills that caused our Board of Directors and Nominating and Corporate Governance Committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors and Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board of Directors, including a commitment to understanding our business and industry. We also value our directors’ experience in relevant areas of business management and on other boards of directors and board of directors committees.
Our corporate governance guidelines also dictate that a majority of our Board of Directors be comprised of independent directors whom our Board of Directors has determined have no material relationship with the Company and are otherwise “independent” directors under the published listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).
The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class II directors with terms expiring in 2018:
Eric A. Swanson(1)	57	Research Associate at the Massachusetts Institute of Technology	2009
Stan J. Reiss(3)*	46	General Partner of Matrix Partners	2009
Incumbent Class III directors with terms expiring in 2019:
Peter Y. Chung(1)*(3)(4)	50	Managing Director and Chief Executive Officer of Summit Partners, L.P.	2013
John Ritchie(4)*	52	Senior Vice President, Chief Financial Officer and Chief Operating Officer of Aerohive Networks, Inc.	2015
Vincent T. Roche(2)(3)	58	President and Chief Executive Officer of Analog Devices, Inc.	2016
Incumbent Class I directors with terms expiring in 2020:
Murugesan “Raj” Shanmugaraj	60	President and Chief Executive Officer of Acacia Communications, Inc.	2010
Benny P. Mikkelsen	58	Founder, Chief Technology Officer of Acacia Communications, Inc.	2009
David J. Aldrich(4)	61	Chairman of the Board and Executive Chairman of Skyworks Solutions, Inc.	2017
* Committee Chairman.
(1) Member of our Nominating and Corporate Governance Committee.
(2) Chairman of our Board of Directors.
(3) Member of our Compensation Committee.
(4) Member of our Audit Committee.
Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting
Eric A. Swanson, 57, has served as a Director of our Company since August 2009 and also served as the Chairman of our Board of Directors from August 2009 until May 2017. Since 2006, Mr. Swanson has served as a research associate at the Massachusetts Institute of Technology. From January 2004 to September 2016, he provided consulting services to The Charles Stark Draper Laboratory, Inc., an independent not-for-profit laboratory in applied research, engineering development, education and technology transfer. Previously, Mr. Swanson co-founded Sycamore Networks, Inc., a developer and marketer of intelligent networking products for fixed line and mobile network operators, and served as its general manager and chief scientist. Mr. Swanson holds a B.S. in electrical engineering from the University of Massachusetts at Amherst and an M.S. in electrical engineering from the Massachusetts Institute of Technology. We believe that Mr. Swanson is qualified to serve on our Board of Directors due to his extensive experience in the telecommunication and photonics industries, his deep knowledge of our Company, and his experience on other boards of directors.
Stan J. Reiss, 46, has served as a Director of our Company since August 2009. Mr. Reiss is a general partner of Matrix Partners, a venture capital investment firm specializing in technology companies, where he has worked since July 2000. Prior to that, Mr. Reiss was an engagement manager at McKinsey & Company. Mr. Reiss holds a B.S. in electrical engineering from Cornell

University, M.S. degrees in electrical engineering and operations research from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School. We believe that Mr. Reiss is qualified to serve as a Director of our Company due to his extensive experience as a venture capitalist in the technology sector and his involvement with several private company boards of directors.
Directors Continuing in Office Until the 2019 Annual Meeting
Peter Y. Chung, 50, has served as a Director of our Company since April 2013. Mr. Chung is a managing director and the chief executive officer of Summit Partners, L.P., a growth equity firm, where he has been employed since 1994. He is currently a director of A10 Networks, Inc., a provider of application networking solutions, and MACOM Technology Solutions Holdings, Inc., a provider of analog semiconductor solutions for use in radio frequency, microwave and millimeter wave applications. Previously, Mr. Chung served as a director of various other entities, including Ubiquiti Networks, Inc., a developer of networking technology for service providers and enterprises. Mr. Chung holds an A.B. in economics from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. We believe that Mr. Chung is qualified to serve as a Director of our Company due to his wide-ranging experience in investment banking, private equity and venture capital investing in the communications technology sector and his participation on other private and public company boards of directors.
John Ritchie, 52, has been a Director of our Company since April 2015.  Since August 2015, Mr. Ritchie has been the senior vice president, chief financial officer of Aerohive Networks, Inc., a computer networking equipment company, and he was also appointed to serve as its chief operating officer in February 2017.  From April 2013 to April 2015, Mr. Ritchie served as the chief financial officer of Telerik AD, a software development tools company. Prior to that, from May 2010 to March 2013, Mr. Ritchie was the chief financial officer of Ubiquiti Networks, Inc., a developer of networking technology for service providers and enterprises. Previously, Mr. Ritchie held several executive positions, in each case most recently the position of chief financial officer, at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, and Splash Technology Holdings, Inc., which develops, produces, and markets color servers. Mr. Ritchie holds a B.S. in business administration from San Jose State University. We believe that Mr. Ritchie is qualified to serve as a Director of our Company due to his service as the chief financial officer of several publicly traded companies.
Vincent T. Roche, 58, has served as a Director of our Company since June 2016 and as the Chairman of our Board of Directors since May 2017. Mr. Roche is the president and chief executive officer and a director of Analog Devices, Inc., a global leader in high-performance semiconductors for signal processing applications, where he has worked since 1988 and has been part of the senior management team since 2009. Mr. Roche holds a B.S. in electrical engineering from the University of Limerick in Ireland. We believe that Mr. Roche is qualified to serve as a Director of our Company due to his leadership expertise, including service as chief executive officer of a large international public company, as well as his technical understanding of the optical networking industry.
Directors Continuing in Office Until the 2020 Annual Meeting
Murugesan “Raj” Shanmugaraj, 60, has served as our President and Chief Executive Officer and as a Director of our Company since April 2010. Prior to joining Acacia, from February 2002 to February 2010, Mr. Shanmugaraj was the vice president of business development in the optical networking division of Alcatel-Lucent USA, Inc., a network equipment manufacturer. Prior to that, Mr. Shanmugaraj founded and served as the chief executive officer of Astral Point Communications Inc., an optical equipment company, which was acquired by Alcatel-Lucent USA, Inc. in 2001, and held various senior executive level positions at PictureTel Corp., a commercial videoconferencing product company, Multilink, Inc., an engineering and product development-based manufacturer of telecommunications network components, and Motorola Inc., a multinational telecommunications company. Mr. Shanmugaraj holds an M.S. in electrical and computer engineering from the University of Iowa and a B.E. in electronics and communications from the National Institute of Technology, Trichy in India. We believe that Mr. Shanmugaraj is qualified to serve on our Board of Directors due to his extensive leadership experience in the optics and network industries, his extensive knowledge of our Company and his service as our President and Chief Executive Officer.
Benny P. Mikkelsen, 58, one of the founders of our Company, has served as our Chief Technology Officer and as a Director of our Company since June 2009. Prior to joining Acacia, Mr. Mikkelsen co-founded and served as the vice president of technology of Mintera Corporation, a high-speed transceiver company. Prior to that, he held various engineering positions with Bell Laboratories, a research and scientific development company owned by Alcatel-Lucent USA, Inc. Mr. Mikkelsen holds an M.S. and Ph.D. in electrical engineering from the Technical University of Denmark. We believe that as a founder, and based on Mr. Mikkelsen’s deep experience in the optics and network industries, his extensive knowledge of our Company and his service as our Chief Technology Officer, Mr. Mikkelsen provides a valuable contribution to our Board of Directors.
David J. Aldrich, 61, has served as a Director of our Company since September 2017. Mr. Aldrich is the Chairman of the Board and executive chairman of Skyworks Solutions, Inc., a provider of analog semiconductors enabling wireless networking solutions, where he also served as its chief executive officer from its formation in 2002, in connection with a merger between Alpha

Industries, Inc. and Conexant Systems, Inc., until May 2016.  Mr. Aldrich will retire as executive chairman of Skyworks effective May 9, 2018, but continues to serve as its chairman of the board and will be standing for re-election at that company’s 2018 annual meeting of stockholders. Prior to the formation of Skyworks, Mr. Aldrich served in various senior management and executive positions at Alpha Industries, most recently as its Chief Executive Officer.  Prior to this, Mr. Aldrich held senior management positions at the Adams-Russell Company, a supplier of microwave and low frequency electronic components, and MACOM Technology Solutions Holdings, Inc., a provider of analog semiconductor solutions for use in radio frequency, microwave and millimeter wave applications. Mr. Aldrich holds a B.A. in political science from Providence College and an M.B.A. from the University of Rhode Island. We believe that Mr. Aldrich is qualified to serve on our Board of Directors due to his extensive leadership and experience in guiding private and publicly-traded global technology companies, including service as chief executive officer.
Executive Officers
In addition to Mr. Shanmugaraj, our President and Chief Executive Officer, and Mr. Mikkelsen, our Chief Technology Officer, who also serve as directors, our executive officers, as defined under SEC rules and regulations, are:
John F. Gavin, 58, who has served as our Chief Financial Officer since February 2012. Prior to joining Acacia, from January 2011 to February 2012, Mr. Gavin was the chief financial officer of Hiperos LLC, a software-as-a-service company. From June 2005 to January 2011, he served as the chief operating officer of Akorri Networks, Inc., a data center virtualization management company, where he also served as the interim acting chief executive officer in 2010. Previously, Mr. Gavin served as the chief financial officer and chief operating officer of SMaL Camera Technologies, Inc., a designer of CMOS digital imaging solutions for a variety of business and consumer applications, the chief financial officer of Pirus Networks, Inc., a provider of multi-protocol storage networking switching products, and the chief financial officer of C-Port Corporation, a developer of CMOS microprocessor-based technologies for communications routers and switches. Mr. Gavin also served in various roles, most recently as the vice president of finance, sales and marketing North America, at Digital Equipment Corporation, a vendor of computer systems, for over 17 years. Mr. Gavin holds a B.S. in accounting from Stonehill College and a M.B.A. from Anna Maria College.
Christian J. Rasmussen, 49, one of the founders of our Company, who has served as our Vice President of Digital Signal Processing and Optics since June 2015 and previously served as our Director of Digital Signal Processing and Optics from June 2009 to June 2015. Prior to joining Acacia, Mr. Rasmussen was a principal optical engineer of Mintera Corporation, a high-speed transceiver company. Mr. Rasmussen holds an M.S. in electrical engineering and a Ph.D. in optical communications from the Technical University of Denmark.
Mehrdad Givehchi, 52, one of the founders of our Company, who has served as our Vice President of Hardware and Software since June 2015 and previously served as our Director of Hardware and Software from June 2009 to June 2015. Prior to joining Acacia, Mr. Givehchi was the consulting optical engineer of Mintera Corporation, a high-speed transceiver company. Prior to that, he served as the principal hardware engineer of Sycamore Networks, Inc., a developer and marketer of intelligent networking products for fixed line and mobile network operators, and as the principal hardware engineer of Tektronix, Inc., a designer of test and measurement equipment. Mr. Givehchi holds a B.S. in electrical engineering from Worcester Polytechnic Institute.
Bhupendra C. Shah, 59, has served as our Vice President of Engineering since June 2009. Prior to joining Acacia, Mr. Shah was the director of engineering at Juniper Networks, Inc., a provider of networking products. Prior to that, he was the director of hardware and software development at Broadcom Corporation, a fabless semiconductor company. Previously, Mr. Shah co-founded and served as the vice president of engineering of Atlantic Cores Incorporated, a developer of standard products and on-chip intellectual property. Mr. Shah holds a B.S. in electrical engineering from the University of Lowell.

CORPORATE GOVERNANCE
Director Independence
Rule 5605 of the Nasdaq listing rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that members of the audit committee of our Board of Directors (“Audit Committee”) also satisfy independence criteria set forth in Rule 10A-3 under the 1934 Securities and Exchange Act, as amended (“Exchange Act”). Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our Audit Committee, our Board of Directors, or any other Board of Directors committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.
At least annually, our Board of Directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board of Directors will make an annual determination of whether each director is independent within the meaning of the independence standards of Nasdaq, the Securities and Exchange Commission (“SEC”) and of our applicable Board committees.
Our Board of Directors has determined that each of Messrs. Aldrich, Chung, Ritchie, Reiss, Roche and Swanson are independent as independence is currently defined under Rule 5605(a)(2) of the Nasdaq listing rules. With respect to our Audit Committee, our Board of Directors determined that each of Messrs. Aldrich, Chung and Ritchie satisfies the independence standards for audit committee membership established by the Securities and Exchange Commission and the Nasdaq listing rules. Our board of directors also determined that Messrs. Chung, Reiss and Roche who comprise our Compensation Committee, and Messrs. Chung and Swanson, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the Nasdaq listing rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he is affiliated.
Board Leadership Structure
Our corporate governance guidelines provide that the roles of chairman of the board of directors and chief executive officer may be separated or combined. Our Board of Directors has considered its leadership structure and determined that at this time the roles of chairman of the board of directors and chief executive officer should continue to be separate. Separate chairman and chief executive officer positions allows our President and Chief Executive Officer to focus on running the business, while allowing our Chairman of the Board of Directors to lead our Board in its fundamental role of providing advice to and oversight of management. Our Board of Directors believes that Mr. Roche, elected as the Chairman of our Board of Directors in May 2017, and operating as an independent director with significant personal experience as a long-standing chief executive officer and board member of a publicly traded company, is best situated at this time to ensure that our Board of Directors’ attention and efforts are focused on critical matters. Mr. Shanmugaraj has served as our President and Chief Executive Officer since April 2010. As our Board of Directors has determined that each of our directors other than Messrs. Mikkelsen and Shanmugaraj is independent, our Board of Directors believes that the independent directors provide effective oversight of management. Our Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions. A current copy of the code is posted under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to the extent required by applicable law, the rules of the SEC or the Nasdaq listing rules.

Corporate Governance Guidelines
Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The guidelines provide that:

•	our Board’s principal responsibility is to oversee the management of our Company;

•	a majority of the members of our Board of Directors must be independent directors;

•	the independent directors will meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at ir.acacia-inc.com.
Board Meetings
Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Our Board of Directors met eight times and took action by unanimous written consent eight times during the year ended December 31, 2017.
Each of the directors of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and meetings of committees of our Board of Directors upon which they served (during the periods that they served) during 2017. Our Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under Nasdaq and SEC rules.
Annual Meeting Attendance
It is our policy that members of our Board of Directors are encouraged to attend annual meetings of our stockholders. Messrs. Shanmugaraj, Mikkelsen, Ritchie, Reiss and Swanson attended our 2017 annual meeting of stockholders.
Committees
Our amended and restated by-laws provide that our Board of Directors may delegate responsibility to committees. Our Board of Directors has three standing committees: our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee (collectively, with our Audit Committee and Compensation Committee, the “Committees”). Our Board of Directors has also adopted a written charter for each of the three standing Committees. Each Committee charter is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.
Audit Committee
Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.
Our Board of Directors has determined that each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has designated Mr. Ritchie as an “audit committee financial expert,” as defined under the applicable rules of the SEC based on his almost 30 years of experience in financial roles at public and private companies, including his service as the chief financial officer of three public and two private companies, and his service in leadership roles in multiple transactions, including initial and follow-on public offerings, mergers and acquisitions, convertible debt and credit arrangement transactions, which required sophisticated financial expertise.
Our Audit Committee met seven times and took action by unanimous written consent two times during the year ended December 31, 2017. Our Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.
Compensation Committee
Our Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executives;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans;

•
delegating to one or more of our executives the power to grant options or other stock awards pursuant to and in accordance with our equity incentive plans to our and our subsidiaries’ employees who are not directors or executives of our Company, to the extent permitted by and consistent with applicable law and consistent with the terms of these plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and

•	preparing the annual compensation committee report required by SEC rules.
Typically, our Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our Compensation Committee, in consultation with our President and Chief Executive Officer and our Chief Human Resources Officer. Our Compensation Committee meets regularly in executive session. Our President and Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. Our Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Our Compensation Committee met four times and took action by unanimous written consent five times during the year ended December 31, 2017. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Committees;

•	reviewing and making recommendations to our Board with respect to management succession planning;

•	developing and recommending to our Board corporate governance principles; and

•	overseeing an annual evaluation of our Board.
Our Nominating and Corporate Governance Committee met three times and took action by unanimous written consent three times during the year ended December 31, 2017. Our Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.
Compensation Consultants
Our Compensation Committee may, in its sole discretion, retain or obtain the services of one or more compensation consultants to provide advice, recommendations and guidance on our executive compensation programs, and to conduct competitive benchmarking against a selected peer group of publicly traded companies. Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. At the time of any engagement and annually thereafter, our Compensation Committee will review information regarding the independence and potential conflicts of interest of any compensation consultant it may engage, taking into account, among other things, the factors set forth in the Nasdaq listing standards.
In 2017, our Compensation Committee engaged Radford, an AON plc company (“Radford”), as its independent compensation consultant. For additional information related to our Compensation Committee’s engagement of Radford, see “Executive Compensation—Compensation Discussion and Analysis—Determining Executive Compensation” included in this Proxy Statement. With respect to services provided in 2017, our Compensation Committee concluded that the engagement of Radford did not raise any conflict of interest. Outside of services provided to our Compensation Committee, Radford provided nominal additional services to the Company in 2017 related to benchmarking data with respect to certain non-executive positions in an effort to ensure that our compensation is competitive so that we can attract, reward, motivate and retain our employees. The total amount paid to Radford in connection with these additional engagements was less than $120,000 in 2017.
Compensation Committee Interlocks and Insider Participation
None of our executives serve as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.
Board Processes
Oversight of Risk
Our Board of Directors oversees our risk management processes directly and through its Committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its Committees is to oversee the risk management activities of our management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Nominating and Corporate Governance Committee oversees risk management activities relating to the composition of our Board of Directors and management succession planning; and our Compensation Committee oversees risk management activities relating to our compensation policies and practices. Each Committee reports to the full Board of Directors on a regular basis, including reports with respect to each Committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, Committees from time to time request that the full Board of Directors discuss particular risks.

Director Nomination Process
Our Board of Directors is responsible for selecting its own members. Our Board of Directors delegates the selection and nomination process to our Nominating and Corporate Governance Committee, with the expectation that other members of our Board of Directors, and of management, will be requested to take part in the process as appropriate.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates may include requests to members of our Board of Directors and others for recommendations, evaluation of the performance on our Board of Directors and its Committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our Board of Directors, interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board of Directors.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. Our Nominating and Corporate Governance Committee then discusses and evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, our Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. In considering whether to recommend any particular candidate for inclusion in our Board of Directors’ slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines described above under “Corporate Governance Guidelines.”  Consistent with these criteria, our Nominating and Corporate Governance Committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment of service to the Company, including a commitment to understand our business and industry.  Our Nominating and Corporate Governance Committee considers the value of diversity when selecting nominees, and believes that our Board of Directors, taken as a whole, should embody a diverse set of skills, experiences and abilities. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Both of the director nominees are currently members of our Board of Directors. The nominee biographies under “Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting” indicate the experience, qualifications, attributes and skills of each of our current directors that led our Nominating and Corporate Governance Committee and our Board of Directors to conclude he should continue to serve as a director of our Company. Our Nominating and Corporate Governance Committee and our Board of Directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our Board of Directors as a whole.
Stockholders may recommend individuals for consideration by our Nominating and Corporate Governance Committee and Board of Directors as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below in “Procedures for Submitting Stockholder Proposals.” Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our amended and restated by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or our Board of Directors, by following the procedures set forth under “Procedures for Submitting Stockholder Proposals.”
In evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for membership on our Board approved by our Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of our Board of Directors.
Stockholder Communications
Our Board of Directors provides to every stockholder of the Company the ability to communicate with our Board of Directors, as a whole, and with individual directors through an established process for stockholder communication. For a stockholder communication directed to our Board of Directors as a whole, stockholders may send such communication to the attention of the Company’s Secretary via U.S. Mail or Expedited Delivery Service to: Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754, Attn: Board of Directors, c/o Secretary.
For a stockholder communication directed to an individual director in his or her capacity as a member of our Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754, Attn: [Name of Individual Director], c/o Secretary.
We will forward by U.S. Mail any such stockholder communication to each director, and to the Chairman of our Board of Directors in his or her capacity as a representative of our Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of our Board of Directors, unless there are safety or security concerns that mitigate against further transmission.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executives and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executives and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy that applies to our executives. In addition, we believe that the equity compensation component of our executive compensation program assists in protecting against excessive or unnecessary risk taking by providing our executives with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders.  As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018, and we are asking you and other stockholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014.
Our Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our Board of Directors determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.
Our Audit Committee has adopted a formal policy concerning approval of audit, audit-related and non-audit services to be provided to the Company by its independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm including audit and audit-related services and permitted non-audit services, must be preapproved by our Audit Committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our Board of Directors preapproved all audit, audit-related and non-audit services provided by Deloitte & Touche LLP during fiscal years 2017 and 2016. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
The Report of the Audit Committee of our Board of Directors included in this Proxy Statement is submitted by our Audit Committee. Our Audit Committee consists of the three directors whose names appear in the Report. None of the members of our Audit Committee is an officer or employee of the Company, and our Board of Directors has determined that each member of our Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq listing rules. See “Corporate Governance—Director Independence” above for additional discussion regarding our Board’s independence determinations with respect to members of our Audit Committee. Each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has designated Mr. Ritchie as an “audit committee financial expert,” as defined under the applicable rules of the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors.
Audit Fees
The following table sets forth the aggregate professional fees billed or to be billed by Deloitte & Touche LLP for audit, audit-related and tax services rendered for 2017 and 2016 (in thousands).  There were no “other services” fees billed during the periods set forth in the table below.

Fee Category	2017	2016
Audit Fees	$1,726	$1,118
Audit-Related Fees	$3	$818
Tax Fees	$346	$190
Total Fees	$2,075	$2,126

Audit Fees. Represents fees for professional services provided in connection with the audit of our annual consolidated financial statements, the reviews of our quarterly consolidated financial statements and statutory audits.
Audit-Related Fees. Represents fees for accounting tool subscriptions and services provided in connection with the submission of our Registration Statement on Form S-1 in connection with our initial public offering and our Registration Statement on Form S-1 in connection with our follow-on public offering.
Tax Fees. Represents fees for professional services provided for tax compliance, including the preparation of tax returns, tax advice and planning and assistance with foreign operations.

Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee of the Board of Directors
The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC under the Securities Act or the Exchange Act, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Acacia specifically incorporates this report or a portion of it by reference.
Our Audit Committee’s general role is to assist our Board of Directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
Our Audit Committee has reviewed the Company’s consolidated financial statements for 2017 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. Our Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
In addition, our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.
Based on the foregoing communications, its review of the financial statements and other matters it deemed relevant, our Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements for 2017 be included in the Company’s Annual Report on Form 10-K for 2017.

Audit Committee

John Ritchie (Chair)
David J. Aldrich
Peter Y. Chung

PROPOSAL THREE
NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.  Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial, operational and strategic goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Stockholders are urged to read the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and Compensation Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.
The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or Compensation Committee. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any of its Committees), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any of its Committees), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any of its Committees). Although the vote is non-binding, our Board of Directors and Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.
Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Acacia Communications, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.
Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Compensation Committee oversees our executive compensation program. In this role, our Compensation Committee reviews and approves all compensation decisions relating to our named executive officers. This Compensation Discussion and Analysis discusses the compensation policies and programs for our President and Chief Executive Officer (referred to as our “CEO”), our Chief Financial Officer (referred to as our “CFO”) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers. The narrative discussion set forth in this Compensation Discussion and Analysis is intended to provide additional information related to the data presented in the compensation related tables included throughout the “Executive Compensation” section of this Proxy Statement.

Our named executive officers for 2017, are:

Name	Title
Murugesan “Raj” Shanmugaraj	President and Chief Executive Officer
John F. Gavin	Chief Financial Officer and Treasurer
Benny P. Mikkelsen	Founder, Chief Technology Officer
Bhupendra C. Shah	Vice President of Engineering
Christian J. Rasmussen	Founder, Vice President of Digital Signal Processing and Optics
Executive Summary and Compensation Philosophy
Business Overview and 2017 Performance Highlights

We are a leading provider of high-speed coherent optical interconnect products, relied upon by cloud infrastructure operators and content and communication service providers. By converting optical interconnect technology to a silicon-based technology, a process we refer to as the siliconization of optical interconnect, we believe we are leading a disruption that is analogous to the computing industry’s integration of multiple functions into a microprocessor. Our products include a family of low-power coherent digital signal processor application-specific integrated circuits and silicon photonic integrated circuits, which we have integrated into families of optical interconnect modules with transmission speeds ranging from 100 to 400 gigabits per second for use in long-haul, metro and inter-data center markets. We are also developing our AC1200 module to enable transmission capacity of 1.2 terabits per second, across dual wavelengths. Our modules perform a majority of the digital signal processing and optical functions in optical interconnects and offer low power consumption, high density and high speeds at attractive price points. Through the use of standard interfaces, our modules can be easily integrated with customers’ network equipment. The advanced software in our modules enables increased configurability and automation, provides insight into network and connection point characteristics and helps identify network performance problems, all of which increase flexibility and reduce operating costs.
Although we had several accomplishments in 2017 related to our product development efforts, new product and technology introductions and new customer growth and customer diversification efforts, our 2017 financial results were below our expectations due to decreased order rates from certain of our customers, primarily in China, and the impact of and subsequent remedial efforts related to a quality issue that we announced in May 2017. Since late 2017 and continuing into 2018, we have been focused on several initiatives in order to help address the challenges we encountered in 2017. These initiatives include enhancing our new product introduction and manufacturing processes, building on our quality programs internally and with our suppliers and contract manufacturers and recent expansions to our management team and Board of Directors. We believe our efforts, combined with the strength of our product development pipeline and product offerings, will help position us to take advantage of opportunities when overall market conditions improve. Please see our Annual Report on Form 10-K filed with the SEC on February 22, 2018, particularly “Management’s Discussion and Analysis” and “Risk Factors,” for further discussion regarding our 2017 results, our outlook for 2018 and risks affecting our business.
Compensation Objectives
The primary objectives of the compensation program for our executives, including our named executive officers, are to attract, motivate and retain high-caliber and talented individuals who are committed to our corporate and strategic objectives. In addition to promoting the achievement of key corporate performance measures, our compensation program is also designed to align the incentives of our executives with our stockholders’ interests. Our Compensation Committee is responsible for overseeing the goals and objectives of our executive compensation programs. Because we compete with many other public and private companies within our region and across the country for executives, our Compensation Committee generally targets overall executive compensation that is competitive in our industry and region. Variations to targeted compensation may occur based on the role of the individual, the level of experience and other market factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies. Our Compensation Committee bases our executive compensation program on the same objectives that guide us in administering the compensation program for all of our employees globally:

•	Compensation is based on the individual’s level of job responsibility

•	Compensation reflects the value of the job in the marketplace

•	Compensation programs are designed to reward performance, both at the individual and corporate levels

Our Compensation Committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our 2017 base salaries provide competitive fixed compensation. Our 2017 executive bonus program provides for annual cash bonuses that are paid only on the achievement of objectives that we believe are aligned with the interests of our stockholders. We believe this structure, which includes a number of different performance measures together with a cap on the potential payout, encourages our executives to focus on the appropriate mix of short- and long-term goals, rather than focusing exclusively on the specific financial metrics that might encourage excessive short-term risk taking. The annual restricted stock unit awards (“RSUs”) granted to our executives are tied to continued service over a four-year period and the performance-based RSUs (“PRSUs”) granted to our executives in 2017 are tied to the achievement of performance metrics over a two-year measurement period and, if one or both metrics are achieved, to vesting in three equal installments on the determination date and the first and second anniversary of such determination date subject to continued service to the Company throughout such periods. We believe that the service vesting requirement under these awards encourages our executives to focus on sustaining the Company’s long-term performance. In addition, the performance metrics under each PRSU were approved by our Compensation Committee and were determined, at the time of approval, to be challenging but attainable without taking excessive risk.
Executive Compensation Practices
 We strive to maintain sound governance standards and compensation practices by continually monitoring the evolution of best practices. As in prior years, we incorporated many best practices into our 2017 executive compensation program, including the following:

What We Do:

•	Align our executive pay with performance

•	Make payouts under our executive bonus program only to the extent of achievement

•	Include caps on individual payouts in short- and long-term incentive plans

•	Regularly evaluate our share utilization by reviewing the dilutive impact of equity awards as a percentage of our outstanding shares

•	Set what we believe are challenging performance objectives for our performance-based restricted stock unit awards

•	Regularly review the relationship between CEO compensation and company performance

•	Maintain an independent compensation committee

•	Prohibit hedging and pledging of our common stock

•	Prohibit short sales or purchases of equity derivatives of our common stock

What We Don’t Do:

•	Provide offer letters or employment agreements with multi-year guaranteed salary or bonus increases

•	Provide tax gross-ups (except with respect to the reimbursement of relocation expenses)

•	Provide guaranteed retirement benefits or non-qualified deferred compensation plans

•	Provide excessive perquisites

The elements of our 2017 executive compensation program included base salary, annual cash incentive compensation and long-term equity incentive compensation. Each of these elements is discussed in more detail below. The elements of our compensation program are designed to be flexible, to complement each other and to serve the compensation objectives and compensation practices described above.

Determining Executive Compensation
Our Compensation Committee is responsible for reviewing the performance and potential of each of our executives, including our named executive officers, approving the compensation level of each of our executives, establishing criteria for granting equity awards to our executives and other employees, and approving such awards. Our Compensation Committee typically reviews each component of compensation on an annual basis with the goal of allocating compensation between cash and non-cash compensation and between long-term and currently paid out compensation, and combining the compensation elements for each of our executives in a manner it believes best fulfills the objectives of our executive compensation program.
Our Compensation Committee has not adopted a policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components nor has our Compensation Committee adopted a pre-established ratio between the CEO’s compensation and that of the other named executive officers. Rather, our Compensation Committee, which includes experienced directors who serve as members of the boards and compensation committees of other companies, works closely with our CEO and our Chief Human Resources Officer (referred to as our “CHRO”), discussing with them the Company’s overall performance, their own performance and their evaluation of and compensation recommendations for the other executives, including our other named executive officers. Our Compensation Committee then utilizes its judgment and experience in making all executive compensation determinations. Our Compensation Committee’s determination of compensation levels is based upon what the members of our Compensation Committee deem appropriate, considering information such as the objectives and compensation practices described above, as well as input from our CEO and CHRO, publicly available information on compensation practices in our industry, and information and advice provided by an independent compensation consultant.
Role of our CEO and CHRO
After the end of the year ended December 31, 2017, our Compensation Committee met with our CEO and CHRO to discuss our business performance, their recommendations and their evaluations of the level of achievement of the financial, corporate and individual objectives set for the executive bonus program of the other executives, including the other named executive officers. The CEO and CHRO also provided joint recommendations on adjustments to the base salaries of the other executives, including the other named executive officers, based on key contributions and performance within the Company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Our Compensation Committee took into consideration the CEO’s and CHRO’s joint recommendations but made the final decisions on compensation as it deemed appropriate. Our Compensation Committee, without the CEO or CHRO present, determined each of their respective 2017 performance levels and resulting compensation adjustments.
Role of the Compensation Consultant
In 2016, our Compensation Committee retained Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant with respect to determining our 2017 executive compensation program. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, our Compensation Committee assessed each of the six independence factors established by the SEC and determined that the engagement of Radford did not raise any conflicts of interest or similar concerns. In addition, our Compensation Committee evaluated the independence of its other outside advisers to our Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for our Compensation Committee did not raise any conflicts of interest.
During 2016 and 2017, Radford reported directly to our Compensation Committee and did not provide any non-compensation related services to the Company or advice with respect to the size of any specific equity award or adjustments to any individual’s compensation. When requested by our Compensation Committee, Radford made compensation-related recommendations based on the competitive market data described below of ranges for base salary, annual cash incentive awards and long-term incentive awards that were consistent with the Company’s compensation peer group, for our Compensation Committee to consider. Radford also attended certain Compensation Committee meetings, executive sessions and preparatory meetings with our Compensation Committee chair and certain of our executives, as requested by our Compensation Committee.
Use of Competitive Market Data and Peer Groups
In November 2016, our Compensation Committee directed Radford to provide it with competitive market data and analysis based on a select group of peer companies and published survey data, as well as information about current market practices and trends, compensation structures and peer group compensation ranges. The comparative market data Radford provided was based on a compensation peer group selected by our Compensation Committee with input and guidance from Radford and published survey data in cases where there was insufficient data within the peer companies. The compensation peer group was generally comprised of semiconductor and hardware companies that were considered similar to us as of the end of 2016 based on various financial measures such as revenue, market capitalization and growth, and other factors, such as headcount and similarity in compensation philosophies.

For 2017, our compensation peer group consisted of the following 15 semiconductor and hardware companies:

Ambarella, Inc.	Infinera Corporation	Mellanox Technologies, Ltd.
Arista Networks, Inc.	Inphi Corp.	Oclaro, Inc.
Cavium, Inc.	IPG Photonics Corp.	Semtech Corp.
Cognex Corp.	Lumentum Holdings Inc.	Silicon Laboratories Inc.
Gigamon Inc.	MACOM Technology Solutions Holdings, Inc.	Ubiquiti Networks, Inc.

In connection with determining our 2017 executive compensation program, our Compensation Committee reviewed, for reference, materials prepared by Radford showing peer group compensation levels and practices. Our Compensation Committee used the compensation market data included in those materials and considered the base salary, annual cash incentive award and long-term incentive award peer group compensation ranges provided by Radford in determining the base salary, annual cash incentive awards and long-term incentive awards provided to each of our executives, including our named executive officers, in 2017.
Our Compensation Committee may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.
Elements of Compensation
We regularly evaluate how to best compensate our executives based upon market data and the extensive experience of our Compensation Committee with retention and performance practices. For 2017, our executive compensation program had three primary elements, in addition to certain benefits and perquisites:

•	Base salary;

•	Short-term, performance-based annual cash incentive program, or our executive bonus program; and

•	Long-term, equity compensation program, including PRSUs.
Base Salaries
Base salary is provided to ensure that we are able to attract and retain highly-skilled and talented executives. It is intended to provide a fixed level of overall compensation that does not vary based on performance or changes in stockholder value, thereby ensuring that our executives can maintain a standard of living commensurate with their skill sets and experience. Our Compensation Committee believes that base salary should reflect the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. We do not have employment agreements with our employees, including our executives and named executive officers, except where required by local law. Employment contracts are required under Danish law, which is Mr. Rasmussen’s primary location of employment. Mr. Rasmussen’s employment contract does not guarantee him a minimum period of employment or minimum base salary. See the “Employment and Compensation Arrangements with Named Executive Officers” section of this Compensation Discussion and Analysis for additional information related to the offer letters and other contractual arrangements that we have provided to our named executive officers.
Our Compensation Committee reviews the salaries of our executives, including our named executive officers, on an annual basis. Our Compensation Committee determines changes in base salaries based on various factors, including the importance of the executive’s role in our overall business, performance and potential of the executive, general performance of our Company, market practices in the country where the named executive officer is located, competitive market data and analysis provided by Radford based on our selected peer group companies and other publicly available information on compensation practices in our industry. Our Compensation Committee does not assign a specific weight to any single factor in making decisions regarding base salary adjustments. In connection with such review, our CEO and CHRO provide joint recommendations and rankings of the executives who directly report to our CEO, including our named executive officers, and our Compensation Committee considers the their recommendations in setting the base salaries of such executives.
Prior to our initial public offering in 2016, our Compensation Committee conducted a comprehensive review of our executive compensation program in anticipation of transitioning from a private company compensation structure to a public company compensation structure. As a result of this comprehensive review, our Compensation Committee determined that the total target cash compensation paid to several of our executives, including each of our named executive officers, was below market when compared to similarly situated companies. To address this deficiency, our Compensation Committee determined to increase the total target cash compensation element of our executive compensation program appropriate over an approximate two-year phase in period in order to make the total target cash compensation for our executives, including our named executive officers, more competitive with the amounts paid to similarly situated executives at similarly situated public companies. In March 2017, after reviewing the base salaries of our named executive officers and reviewing materials and recommendations, including peer group compensation data, from Radford, our Compensation Committee approved base salary adjustments for our named executive officers. The following table sets forth the base salary for our named executive officers for 2016 and 2017:

Named Executive Officer	2016 Base Salary (1)	2017 Base Salary (1)	% Change
Murugesan “Raj” Shanmugaraj	$315,000	$335,000	6.3%
John F. Gavin	$260,000	$295,000	13.5%
Benny P. Mikkelsen	$260,000	$295,000	13.5%
Bhupendra C. Shah	$260,000	$295,000	13.5%
Christian J. Rasmussen(2)	$—	$295,000	—%

(1) Salary changes are effective as of January 1st of the applicable year.
(2) Mr. Rasmussen’s base salary is converted into local currency (Danish krone) at the time of payment. Mr. Rasmussen’s base salary for 2016 and the percent change from 2016 to 2017 has been omitted from this table because Mr. Rasmussen was not a named executive officer in 2016.
Annual Cash Incentive Compensation
We provide an annual cash incentive compensation opportunity to our executives, including our named executive officers, under our executive bonus program. Our executive bonus program is designed to provide rewards to our executives, including our named executive officers, for Company and individual performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to equity grants under our long-term equity compensation program, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, our Company objectives and our overall long-term and strategic goals. Our Compensation Committee believes that our executive bonus program is an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.
In March 2017, our Compensation Committee approved our 2017 executive bonus program with input from our CEO and CHRO. Our 2017 executive bonus program was designed to award cash incentive payments for performance in 2017 to our executives, including our named executive officers, based on the achievement of a revenue performance objective and a non-GAAP net income performance objective. For all executives, other than our CEO, our 2017 executive bonus program also included corporate and individual performance objectives recommended by our CEO and approved by our Compensation Committee.  For the purpose of our 2017 executive bonus program, the target revenue performance objective was $630 million and the target non-GAAP net income performance objective was $169 million. We define revenue as the total revenues as reported in the Company’s 2017 consolidated income statements and we define non-GAAP net income as net income as reported on the Company’s consolidated income statements, excluding the impact of stock-based compensation and the change in fair value of the Company’s preferred stock warrant liability, both of which are non-cash charges, as well as other excluded charges and related tax.
In connection with its approval of our 2017 executive bonus program, our Compensation Committee also determined, in consultation with our CEO and CHRO and after taking into consideration our performance for the immediately preceding year, target bonus amounts, represented as a percentage of the base salary in effect on December 31, 2017, for each executive, including our named executive officers, and the percentage of each such executive’s target bonus amount that would be subject to each of his or her performance objectives. When determining the target bonus amounts for each of our executives, including our named executive officers, our Compensation Committee also considered materials and recommendations, including peer group compensation data, from Radford, which suggested that adjustments were necessary in order to make the target bonus amounts potentially payable to our executives more competitive with the target bonus amounts potentially payable to similarly situated executives at the companies in our peer group. Our Compensation Committee believes that the adjustments to the target bonus amounts made in 2017 were necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our named executive officers to achieve growth and profitability for the Company.

The following table sets forth the target bonus amounts for each of our named executive officers under our executive bonus program for 2016 and 2017.

	2016 Target Bonus	2017 Target Bonus
Named Executive Officer	(% of annual base salary) (1)	(% of annual base salary) (1)	% Change
Murugesan “Raj” Shanmugaraj	70%	85%	21%
John F. Gavin	50%	60%	20%
Benny P. Mikkelsen	50%	60%	20%
Bhupendra C. Shah	50%	60%	20%
Christian J. Rasmussen(2)	—%	60%	—%

(1)	Bonus target changes are effective as of January 1st of the applicable year.

(2)	Mr. Rasmussen’s target bonus for 2016 and the percent change from 2016 to 2017 have been omitted from this table because Mr. Rasmussen was not a named executive officer in 2016.

For all executives other than our CEO, 45% of the total target bonus amount was subject to the achievement of the revenue target, 45% of the total target bonus amount was subject to the achievement of the non-GAAP net income target and 10% of the total target bonus amount was subject to the achievement of specified individual performance objectives. For our CEO, 50% of the total target bonus amount was subject to the achievement of the revenue target and 50% of the total target bonus amount was subject to the achievement of the non-GAAP net income target.
The actual bonus amount payable to our executives with respect to the revenue objective and non-GAAP net income objective is dependent on achievement of such objectives at no less than the “threshold” level. Once the “threshold” level has been achieved or exceeded, the actual bonus amount payable with respect to such objective is determined by multiplying the portion of the total target bonus amount subject to such objective by the associated multiplier set forth directly across from the actual percent of achievement in the table below, with performance between the established performance levels and the associated multipliers determined on a straight-line basis. By way of example, if the revenue objective had been met at “threshold” the actual bonus amount payable to our CEO with respect to such objective would have been $335,000 multiplied by (50% * 50%), or $83,750 in actual bonus amount attributable to revenue objective. This same calculation would then be conducted with respect to the non-GAAP net income objective. As a result, the actual bonus amount payable to our executives, including our named executive officers, under our executive bonus program could range from 0% to up to 200% of the total target bonus amount for the revenue objective and from 0% to up to 200% of the total target bonus amount for the non-GAAP net income objective. Because there is no multiplier applied to the calculation of amounts paid with respect to each executive’s achievement of their individual performance objectives, the actual bonus amount payable with respect to individual performance objectives could range from 0% to up to 100%.

Revenue Objective Performance Level	Achievement of Revenue Objective	Revenue Objective Multiplier
Below Threshold	—	0%
Threshold	90%	50%
Target	100%	100%
Stretch	115%	150%
Maximum	130%	200%

Non-GAAP Net Income Performance Level	Achievement of Non-GAAP Net Income Objective	Non-GAAP Net Income Multiplier
Below Threshold	—	0%
Threshold	85%	85%
Target	100%	100%
Stretch	125%	150%
Maximum	150%	200%

In February 2018, our Compensation Committee reviewed actual achievement against the performance target levels and determined the amount of bonuses to be paid under our 2017 executive bonus program. Because the Company’s 2017 revenues of $385.2 million and non-GAAP net income of $73.1 million came in below the threshold amounts set forth above, our Compensation

Committee determined that no bonuses were to be paid to any of our executives, including our named executive officers, with respect to such objectives. With respect to the corporate and individual performance objectives of each of our named executive officers, other than our CEO whose target bonus amount was not subject to these objectives, our Compensation Committee determined that each such named executive officer achieved their applicable corporate and individual objectives at the rate of 100%. The following table sets forth the 2017 target and actual bonus amounts for each of our named executive officers under our 2017 executive bonus program and the 2016 actual bonus amounts for each of our named executive officers under our 2016 executive bonus program, other than Mr. Rasmussen who was not a named executive officer in 2016.

Named Executive Officer	2017 Target Bonus	2017 Payment	2016 Payment
Murugesan “Raj” Shanmugaraj	$284,750	$—	$361,620
John F. Gavin	$177,000	$17,700	$213,200
Benny P. Mikkelsen	$177,000	$17,700	$213,200
Bhupendra C. Shah	$177,000	$17,700	$213,200
Christian J. Rasmussen(1)	$177,000	$17,700	$—

(1)
Mr. Rasmussen’s 2017 bonus payment was converted into local currency (Danish krone) at the time of payment based on the following exchange rate: DNK 1/US$ 0.151849. Mr. Rasmussen’s 2016 bonus payment amount has been omitted from this table because Mr. Rasmussen was not a named executive officer in 2016.

Long-Term Equity Incentive Compensation
Our named executive officers are eligible to receive long-term equity incentive awards, which are intended to align their interests with the interests of our stockholders. Since the completion of our initial public offering, our long-term equity incentive compensation awards have been made in the form of RSUs that are settled in shares of our common stock. We believe that long-term equity incentive awards provide a strong link between our executives’ compensation and our long-term performance and the creation of stockholder value.
All RSU awards are approved by our Compensation Committee. Our Compensation Committee grants long-term equity incentive awards to our executives, including our named executive officers, on an annual basis, generally in the first quarter of the year. In determining the size of long-term equity incentive awards for our executives, our Compensation Committee reviews competitive market data provided by Radford and grants awards intended to be competitive with the prevailing market practice. In addition to the competitive market data, our Compensation Committee also considers a number of other factors including the recommendations of our CEO and CHRO (except with respect to their own awards), our Company’s overall performance, the individual executive’s performance, the relative ease or difficulty of replacing the executive with a well-qualified person and the number of well-qualified candidates available to assume the executive’s role, the amount of equity previously awarded to the executive as well as the portion of previously awarded equity that remains unvested and the Company’s annual equity burn rates.
Time-Based Equity Awards
In 2017, our Compensation Committee granted RSUs to our executives, including our named executive officers. The number of shares subject to these RSUs was determined by dividing the “Target Value” shown below by $55.02, the closing price of a share of our common stock on the Nasdaq Global Select Market on March 17, 2017, which was the grant date of such RSUs, rounded down to the next whole share.

Named Executive Officer	2017 Target Value	Shares Underlying RSUs (#)
Murugesan “Raj” Shanmugaraj	$2,000,000	36,350
John F. Gavin	$1,250,000	22,719
Benny P. Mikkelsen	$1,250,000	22,719
Bhupendra C. Shah	$1,250,000	22,719
Christian J. Rasmussen	$1,250,000	22,719
These RSUs vest over a period of four years of continued employment, with 25% vesting on each anniversary of the grant date. Vesting of RSUs is subject to the applicable named executive officer’s continued employment with us through the applicable vesting date. We believe that time-based vesting promotes retention by providing an incentive for our executives to remain in our employment throughout the vesting period. These RSUs are subject to the acceleration provisions of our Severance and Change in Control Benefits Plan. Please refer to “Severance and Change in Control Benefits” below for additional information.

Performance-Based Equity Awards
In 2017, our Compensation Committee also granted PRSUs to our executives, including our named executive officers. These PRSUs are subject to both performance-based and time-based vesting. The number of PRSUs that are subject to time-based vesting is determined based on the achievement of a revenue growth objective and stock price objective over a two-year measurement period running from January 1, 2017 through December 31, 2018. The number of target and maximum shares subject to the PRSUs granted to our named executive officers in 2017 by our Compensation Committee was determined by dividing the “Target Value” and “Maximum Value” shown below by $55.02, the closing price of a share of our common stock on the Nasdaq Global Select Market on March 17, 2017, which was the grant date of such PRSUs, rounded down to the next whole share.

Named Executive Officer	Target Value	Maximum Value	Shares Underlying PRSUs (Target) (#)	Shares Underlying PRSUs (Maximum) (#)
Murugesan “Raj” Shanmugaraj	$1,000,000	$4,000,000	18,175	72,700
John F. Gavin	$620,000	$2,480,000	11,268	45,074
Benny P. Mikkelsen	$620,000	$2,480,000	11,268	45,074
Bhupendra C. Shah	$620,000	$2,480,000	11,268	45,074
Christian J. Rasmussen	$620,000	$2,480,000	11,268	45,074
The number of PRSUs that become earned PRSUs subject to time-based vesting will be determined based on the extent to which we achieve a revenue growth objective, based on the compound annual growth rate of the Company’s total revenue as reported under U.S. GAAP by measuring the Company’s revenue for 2018 against the Company’s revenue for 2016, which we refer to as the Revenue Growth Objective, and/or a stock price objective during the same measurement period, which we refer to as the Stock Price Objective. If neither the Revenue Growth Objective nor the Stock Price Objective is achieved, none of the PRSUs will become earned PRSUs.
In the event of a “change in control” of our Company during the measurement period, the measurement period will be deemed to end upon the closing of the change in control, achievement of the Revenue Growth Objective will be determined based on the compound annual growth rate of the Company’s revenue by measuring its revenue over the 12 months preceding the closing of the “change in control” transaction against the Company’s revenue for 2016, and achievement of the Stock Price Objective will be determined based on the price paid to holders of our common stock in connection with the transaction.
The number of shares that are earned upon the achievement of each performance objective is determined by multiplying the target number of PRSUs by the applicable achieved objective payout factor set forth in the table below. If both performance objectives are achieved, the number of shares that are earned is determined by multiplying the product of the target number of PRSUs and the applicable Revenue Growth Objective target payout factor by the applicable Stock Price Objective payout factor, with linear interpolation used to determine the number of shares between the stated percentages.

Performance Level	Target Payout Factor Revenue Growth Objective	Target Payout Factor Stock Price Objective
Below Objective	0%	0%
Objective A	100%	100%
Objective B	150%	150%
Objective C	200%	200%
In the event one or both of the Growth Objective and the Stock Price Objective are achieved during the measurement period, 33% of the earned PRSUs will vest on the later of March 17, 2019 and the date that the number of earned units is determined by our Compensation Committee following the end of the measurement period. Thereafter, an additional 33% of the earned units will vest on March 17, 2020 and the remaining 34% of the earned units will vest on March 17, 2021. Vesting of earned PRSUs is subject to the applicable named executive officer’s continued employment with us through the applicable vesting date.

Other Benefits
Employee Benefits and Perquisites
Our executives, including our named executive officers, are eligible to participate in the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance, charitable matching program and participation in our 401(k) plan.
Severance and Change in Control Benefits
The Acacia Communications, Inc. Severance and Change in Control Benefits Plan, which we refer to as the Severance Plan, provides severance benefits to our executives, including our named executive officers, if their employment is terminated by us “without cause” or, only in connection with a “change in control” of our Company, they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).
Under the Severance Plan, if we terminate an eligible executive’s employment without cause prior to or more than 12 months following the closing of a change in control of our Company, the executive is entitled to (i) continue receiving his or her base salary for a specified period (in the case of our Chief Executive Officer, for 12 months, and, in the case of all other participants, for nine months) following the date of termination, (ii) Company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 12 months following the date of termination, and (iii) the amount of any unpaid annual bonus determined by our Board of Directors to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination.
The Severance Plan also provides that, if, within 12 months following the closing of a change in control of our Company, we terminate an eligible executive’s employment without cause or such executive terminates his or her employment with us for good reason, the executive is entitled to (i) a single lump-sum payment equal to a percentage of his or her annual base salary (in the case of our Chief Executive Officer, 100% and, in the case of all other participants, 75%), (ii) a single lump sum payment in an amount equal to a percentage of his or her target annual bonus for the year in which the termination of employment occurs (in the case of our Chief Executive Officer, 100% and, in the case of all other participants, 75%), (iii) Company contributions to the cost of health care continuation under COBRA for up to 12 months following the date of termination of employment, and (iv) the amount of any unpaid annual bonus determined by our Board of Directors to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination. In addition, under the terms of the Severance Plan all of the executive’s outstanding unvested equity awards will immediately vest in full on the date of such termination.
All payments and benefits provided under the Severance Plan are contingent upon the execution and effectiveness of a release of claims by the executive in our favor and continued compliance by the executive with any proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement to which we and the executive are party.
In addition to benefits provided under the Severance Plan, under the terms of award agreements between us and our executives for equity awards issued to the executives prior to our initial public offering, upon the occurrence of a change in control of our Company, the executive will get credit for an additional six months of service.
Please refer to the “Potential Payments Upon Termination or Change in Control” for the actual amounts payable to each of our named executive officers pursuant to the Severance Plan in the event of a termination “without cause” prior to a change in control or in the event of a termination “without cause” or for “good reason” following a change in control of our Company.
Employment and Compensation Arrangements with Named Executive Officers

Offer Letters and Employment Agreements
We have entered into employee offer letters with each of our executives, including our named executive officers, other than Mr. Rasmussen whose primary location of employment is Denmark, pursuant to which such executives are employed “at will,” meaning that, subject to any statutorily imposed notice period, the executive or we may terminate the employment arrangement at any time. Such offer letters establish the executive’s title, initial compensation arrangements and eligibility for benefits made available to employees generally. Because employment agreements are required under Danish law, we, through our wholly owned subsidiary Acacia Communications Europe A/S, entered into an employment agreement with Mr. Rasmussen dated January 1, 2017, which is generally consistent with the offer letters provided to our other named executive officers, except that Mr. Rasmussen’s employment agreement provides for a statutorily required six months’ notice period prior to the termination of his employment by us or by him.

Other Agreements
We have also entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our executives, including our named executive officers. Under the non-competition, non-solicitation, confidentiality and assignment agreements, each executive has agreed (i) not to compete with us during his or her employment and for a period of one year after the termination of his employment, (ii) not to solicit our employees or customers during his or her employment and for a period of one year after the termination of his or her employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property that is developed during the course of his or her employment, that results from tasks assigned by us or that results from the use of our property, premises, or confidential information.
Other Compensation Practices and Policies
Adjustment or Recovery of Awards-Clawback Provisions
        The Dodd-Frank Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.
        Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our President and Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.
Anti-Hedging and Anti-Pledging Policies and 10b5-1 Plan Guidelines
Our insider trading policy prohibits all members of our Board of Directors, executives, and other employees from buying our securities on margin, holding such securities in a margin account, buying or selling derivatives on such securities, and engaging in short sales involving such securities. In addition, our insider trading policy prohibits all members of our Board of Directors, executives, and other employees from pledging our securities as collateral for a loan. Our employees, including our Section 16 Officers, are subject to our 10b5-1 plan guidelines, which impose restrictions on the purchase and sale of shares of our common stock pursuant to 10b5-1 plans. These guidelines impose on our Section 16 Officers a limitation on the percentage of their stock holdings that may be sold in any calendar year and rolling 12-month period.
Executive Officer Stock Ownership Guidelines
Our Compensation Committee has not adopted stock ownership guidelines with respect to employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act (“Section 16 Officers”) because the amount of our stock held by each such employee is already considerably above the amount that our Compensation Committee would have required to be held under any such guidelines.
Tax Deductibility
Our Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), on the compensation paid to our named executive officers. Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to tax legislation signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation or compensation paid during, or paid pursuant to certain equity awards granted during, the transition period following our IPO) will not be deductible by us.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic, Compensation - Stock Compensation (“ASC Topic 718”), for our stock-based compensation awards to employees. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards (“RSAs”), RSUs and PRSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an employee or director is required to render service in exchange for the option or other award. Our Compensation Committee considers the impact of ASC Topic 718 when making equity-based awards.
Indemnification of Officers and Directors
Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors. These indemnification agreements may require us, among other things, to indemnify each such director and executives for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

Report of the Compensation Committee of the Board of Directors

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2017.

Compensation Committee

Stan J. Reiss (Chair)
Peter Y. Chung
Vincent T. Roche

Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, or paid to our named executive officers. Mr. Rasmussen’s compensation for the years ended December 31, 2015 and December 31, 2016 has not been included in the table below because he was not a named executive officer for 2015 or 2016. Messrs. Gavin’s and Shah’s compensation for the year ended December 31, 2015 have not been included in the table because they were not named executive officers for 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Murugesan “Raj” Shanmugaraj	2017	334,616	3,445,617	—		28,930	(2)	3,809,163
President and Chief Executive Officer and Director	2016	299,923	1,707,500	361,620	(3)	24,097		2,393,140
	2015	265,127	1,265,392	219,903	(4)	80,272	(5)	1,830,694
John F. Gavin	2017	294,327	2,146,256	17,700	(6)	28,951	(7)	2,487,234
Chief Financial Officer	2016	246,808	1,410,000	213,200	(3)	29,451		1,899,459
Benny P. Mikkelsen	2017	294,327	2,146,256	17,700	(6)	46,556	(8)	2,504,839
Founder, Chief Technology Officer	2016	246,808	1,410,000	213,200	(3)	19,887		1,889,895
	2015	216,745	1,265,392	125,824	(4)	19,724		1,627,685
Bhupendra C. Shah	2017	294,327	2,146,256	17,700	(6)	29,984	(9)	2,488,267
Vice President of Engineering	2016	246,808	1,410,000	213,200	(3)	24,395		1,895,403
Christian J. Rasmussen(10)	2017	301,507	2,146,256	17,700	(6)	15,075	(11)	2,480,538
Founder, Vice President of Digital Signal Processing and Optics

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs and PRSUs granted to our named executive officers during the applicable year pursuant to our 2016 Equity Incentive Plan, as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and PRSUs reported in this column are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2017. The aggregate grant date fair value of the PRSUs is based on a Monte Carlo simulation valuation model that assumed the probable outcome of the achievement of the Revenue Growth Objective as of the grant date for the target number of PRSUs granted in 2017. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance and service-based vesting conditions exclude the impact of estimated forfeitures. The measurement period for the performance shares granted in 2017 is not yet completed.

(2)
The amount shown includes the following benefits paid by us on behalf of Mr. Shanmugaraj: (a) $10,679 in matching contributions for our 401(k) plan, (b) $16,987 in insurance premiums related to our company health plan, (c) $804 for insurance premiums related to our group term life insurance, and (d) $460 for insurance premiums related to our long term disability.

(3)	Represents an amount earned for 2016 performance that was paid in 2017.

(4)	Represents an amount earned for 2015 performance that was paid in 2016.

(5)	The amount shown includes a payment in 2015 in the amount of $61,045 for taxes attributable to compensation income earned in 2013 in connection with the issuance in 2013 of restricted stock.

(6)	Represents an amount earned for 2017 performance that was paid in 2018.

(7)
The amount shown includes the following benefits paid by us for the benefit of Mr. Gavin: (a) $10,700 in matching contributions for our 401(k) plan, (b) $16,987 in insurance premiums related to our company health plan, (c) $804 in insurance premiums related to our group term life insurance, and (d) $460 in insurance premiums related to our long term disability.

(8)
The amount shown includes the following benefit paid by us for the benefit of Mr. Mikkelsen: (a) $16,987 in insurance premiums related to our company health plan, (b) $804 in insurance premiums related to our group term life insurance, and (c) $460 in insurance premiums related to our long term disability. In addition, the amount shown includes a payment in the amount of $28,305 for taxes attributable to compensation income earned in 2013 in connection with the issuance in 2013 of restricted stock.

(9)
The amount shown includes the following benefits paid by us for the benefit of Mr. Shah: (a) $10,700 in matching contributions for our 401(k) plan, (b) $18,020 in insurance premiums related to our company health plan, (c) $804 in insurance premiums related to our group term life insurance, and (d) $460 in insurance premiums related to our long term disability.

(10)
Mr. Rasmussen received his base salary, non-equity incentive plan compensation and all other compensation amounts (excluding stock awards) in Danish krone. The following exchange rate was used to calculate these amounts, paid over the course of 2017, for Mr. Rasmussen in the Summary Compensation Table: DNK 1/US$0.151849.

(11)
The amount shown for Mr. Rasmussen consists of a benefit allowance paid by us to Mr. Rasmussen in an amount equal to 5% of his monthly salary to subsidize the cost of medical and dental benefits purchased directly by him.

2017 Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
		PRSUs (1)		RSUs (2)
		Target (#)	Maximum (#)
Murugesan “Raj” Shanmugaraj	3/17/2017	18,175	72,700		1,445,640
	3/17/2017	—	—	36,350	1,999,977
John F. Gavin	3/17/2017	11,268	45,074		896,257
	3/17/2017	—	—	22,719	1,249,999
Benny P. Mikkelsen	3/17/2017	11,268	45,074		896,257
	3/17/2017	—	—	22,719	1,249,999
Bhupendra C. Shah	3/17/2017	11,268	45,074		896,257
	3/17/2017	—	—	22,719	1,249,999
Christian J. Rasmussen	3/17/2017	11,268	45,074		896,257
	3/17/2017	—	—	22,719	1,249,999

(1)
Represents the aggregate number of shares underlying PRSUs granted to our named executive officers under our 2016 Equity Incentive Plan in 2017 that may be earned if the Revenue Growth Objective and/or a Stock Price Objective is achieved at the target or maximum performance level. The measurement period for the Revenue Growth Objective and/or a Stock Price Objective is two years running from January 1, 2017 to December 31, 2018 and, in the event one or both objectives are achieved, such PRSUs would then be subject to time-based vesting over a two year period subject to continued service. For a description of the PRSUs, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation—Performance Based Equity Awards” above.

(2)
Consists of the aggregate number of shares underlying RSU awards granted to our named executive officers under our 2016 Equity Incentive Plan in 2017. Each RSU award vests over four years with 25% of the shares of our common stock subject to the award vesting after one year and the remainder vesting in equal annual installments thereafter.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs and PRSUs granted to our named executive officers during the applicable year pursuant to our 2016 Equity Incentive Plan, as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and PRSUs reported in this column are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2017. The aggregate grant date fair value of the PRSUs is based on a Monte Carlo simulation valuation model that assumed the probable outcome of the achievement of the Revenue Growth Objective as of the grant date for the target number of PRSUs granted in 2017. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance and service-based vesting conditions exclude the impact of estimated forfeitures. The measurement period for the performance shares granted in 2017 is not yet completed.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unites, or Other Rights That Have Not Vested ($)(3)
Murugesan “Raj” Shanmugaraj							36,350	(4)	1,316,961
							45,000	(5)	1,630,350
							42,685	(6)	1,546,478
							6,250	(7)	226,438
										18,175	1,445,640
John F. Gavin	166,500	(8)	—		0.41	3/15/2022
							22,719	(9)	823,109
							37,500	(10)	1,358,625
							12,935	(11)	468,635
										11,268	896,257
Benny P. Mikkelsen							22,719	(9)	823,109
							37,500	(10)	1,358,625
							42,685	(12)	1,546,478
							6,577	(13)	238,285
										11,268	896,257

Bhupendra C. Shah						22,719	(9)	823,109
						37,500	(10)	1,358,625
						18,109	(15)	656,089
	19,727	(14)	2,819	0.41	3/1/2023
									11,268	896,257
Christian J. Rasmussen	124,958	(16)	6,577	0.41	3/1/2023
						22,719	(9)	823,109
						37,500	(10)	1,358,625
						42,685	(12)	1,546,478
									11,268	896,257

(1)
The value of equity awards is based on the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2017, which was the last business day for the year ended December 31, 2017.

(2)
Represents the aggregate number of shares underlying PRSUs granted to our named executive officers on March 17, 2017 under our 2016 Equity Incentive Plan that may be earned if the Revenue Growth Objective and/or the Stock Price Objective is achieved at the target performance level over a two-year measurement period running from January 1, 2017 to December 31, 2018 and would then be subject to time-based vesting over a two year period subject to continued service.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the PRSUs granted to our named executive officers on March 17, 2017 under our 2016 Equity Incentive Plan, as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and PRSUs reported in this column are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2017. The aggregate grant date fair value of the PRSUs is based on a Monte Carlo simulation valuation model that assumed the probable outcome of the achievement of the Revenue Growth Objective as of the grant date for the target number of PRSUs granted in 2017. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance and service-based vesting conditions exclude the impact of estimated forfeitures. The measurement period for the performance shares granted in 2017 is not yet completed.

(4)
Represents an RSU award granted on March 17, 2017 for 36,350 shares of common stock under our 2016 Equity Incentive Plan.  The RSUs vest in four equal annual installments beginning on March 17, 2018, such that the award becomes fully vested on March 17, 2021.

(5)
Represents an RSU award granted on April 28, 2016 for 60,000 shares of common stock under our 2016 Equity Incentive Plan.  25% of the RSUs vested on May 12, 2017 and the remainder of the RSUs vest at a rate of 25% on each anniversary of the effective date of the registration statement with respect to our initial public offering, until the award becomes fully vested on May 12, 2020.

(6)
Represents an RSU award granted on October 21, 2015 for 97,563 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016, an additional 8.33% of the RSUs vested on each of November 13, 2016, February 13, 2017, May 13, 2017, August 13, 2017, November 13, 2017 and February 13, 2018, and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(7)	Represents a RSA granted on April 9, 2013 for 125,000 shares of common stock under our 2009 Stock Plan that fully vested on March 1, 2018.

(8)	Represent a stock option award granted on March 15, 2012 for 220,000 shares of common stock under our 2009 Stock Plan that fully vested on February 27, 2017.

(9)
Represents an RSU award granted on March 17, 2017 for 22,719 shares of common stock under our 2016 Equity Incentive Plan.  The RSUs vest in four equal annual installments beginning on March 17, 2018, such that the award becomes fully vested on March 17, 2021.

(10)
Represents an RSU award granted on April 28, 2016 for 50,000 shares of common stock under our 2016 Equity Incentive Plan.  25% of the RSUs vested on May 12, 2017 and the remainder of the RSUs vest at a rate of 25% on each anniversary of the effective date of the registration statement with respect to our initial public offering, until the award becomes fully vested on May 12, 2020.

(11)
Represents an RSU award granted on October 21, 2015 for 29,564 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016, an additional 8.33% of the RSUs vested on each of November 13, 2016, February 13, 2017, May 13, 2017, August 13, 2017, November 13, 2017 and February 13, 2018, and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(12)
Represents an RSU award granted on October 21, 2015 for 97,563 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016, an additional 8.33% of the RSUs vested on each of November 13, 2016, February 13, 2017, May 13, 2017, August 13, 2017, November 13, 2017 and February 13, 2018, and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(13)	Represents an RSA granted on April 9, 2013 for 131,535 shares of common stock under our 2009 Stock Plan that fully vested on March 1, 2018.

(14)	Represents a stock option award granted on March 1, 2013 for 56,364 shares of common stock under our 2009 Stock Plan that fully vested on March 1, 2018.

(15)
Represents an RSU award granted on October 21, 2015 for 41,390 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016, an additional 8.33% of the RSUs vested on each of November 13, 2016, February 13, 2017, May 13, 2017, August 13, 2017, November 13, 2017 and February 13, 2018, and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(16)	Represents a stock option award granted on March 1, 2013 for 131,535 shares of common stock under our 2009 Stock Plan that fully vested on March 1, 2018.

2017 Options Exercised and Stock Vested Table
The following table sets forth information regarding the vesting of stock awards for each of our named executive officers during the year ended December 31, 2017. There were no option exercises by our named executive officers in 2017.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)
Murugesan “Raj” Shanmugaraj	64,391	3,097,871
John F. Gavin	19,891	947,347
Benny P. Mikkelsen	63,198	3,042,587
Bhupendra C. Shah	22,848	1,087,750
Christian J. Rasmussen	36,891	1,754,585

(1)	The value realized on vesting is based on the closing market price per share of our common stock on the vesting date, multiplied by the number of shares that vested.

Equity Compensation Plan Information

Our equity compensation plans consist of our 2009 Stock Plan, our 2016 Equity Incentive Plan, and our 2016 Amended and Restated Employee Stock Purchase Plan. Prior to our 2016 initial public offering, we granted awards under the 2009 Stock Plan. Following our initial public offering, any remaining shares available for issuance under our 2009 Stock Plan were added to the shares reserved for issuance under our 2016 Equity Incentive Plan. No awards were granted under the 2009 Stock Plan as of and after the effective date of the 2016 Equity Incentive Plan, but awards granted under the 2009 Stock Plan remain outstanding.
The following table shows certain information concerning all of our equity compensation plans in effect as of December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2009 Stock Plan(2)	2,155,971	(3)	5.60	—
2016 Equity Incentive Plan(4)	1,787,993	(5)	56.53	2,454,223
2016 Amended and Restated Employee Stock Purchase Plan(6)	—		—	933,345
Equity compensation plans not approved by security holders	—		—	—
Total number of securities reserved for issuance	3,943,964		8.34	3,387,568

(1)	The weighted-average exercise price information does not include any outstanding RSAs, RSUs or PRSUs.

(2)	No grants were made under the 2009 Stock Plan after May 12, 2016, which was the effective date of the registration statement with respect to our initial public offering.

(3)	This amount includes 1,546,052 shares subject to outstanding stock options and 609,919 shares subject to outstanding RSAs and RSUs.

(4)
The number of shares of common stock reserved for issuance under the 2016 Equity Incentive Plan will automatically increase on January 1 of each year, beginning with the year ending December 31, 2017 and continuing through and including the year ending December 31, 2025 by an amount equal to the lowest of (i) 3,600,000 shares of our common stock, (ii) 4.0% of the number of shares of our common stock outstanding on the first day of such year and (iii) an amount determined by our Board of Directors.  Pursuant to the terms of the 2016 Equity Incentive Plan, an additional 1,585,097 shares were added to the number of available shares effective January 1, 2018.

(5)
This amount includes 88,012 shares subject to outstanding stock options and 1,699,981 shares subject to outstanding RSAs, RSUs and the maximum number of shares underlying PRSUs granted to our executives in 2017.

(6)
The number of shares of common stock reserved for issuance under the 2016 Amended and Restated Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning with the year commencing January 1, 2017 and ending on December 31, 2026 by an amount equal to the lowest of (i) 900,000 shares of our common stock, (ii) 1.0% of the number of shares of our common stock outstanding on the first day of such year and (iii) an amount determined by our Board of Directors.  Pursuant to the terms of the 2016 Amended and Restated Employee Stock Purchase Plan, our Board of Directors determined that no additional shares would be added to the number of available shares on January 1, 2018.

Potential Payments Upon Termination or Change in Control
The table below shows the benefits potentially payable to each of our named executive officers if his employment were terminated by us without cause, if there were a change in control of our Company (regardless of whether the named executive officer was terminated), or if a termination without cause or for good reason took place within twelve months of a change in control. The amounts included in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The amounts indicated are based on the payments and benefit costs that would have been incurred by our Company if the named executive officer’s employment had terminated as of December 29, 2017, which was the last business day of the year ended December 31, 2017. The columns titled “Equity Acceleration” under the heading “Benefits Payable Upon Termination Without Cause” and “Benefits Payable Upon Termination due to Death or Disability” have been omitted from the table below as no amounts would have been incurred by our Company under such circumstances. Where applicable, the value of one share of our common stock on December 29, 2017 was $36.23, which was the closing price of our common stock on the Nasdaq Global Select Market as of that date.

	Benefits Payable Upon Termination Without Cause		Benefits Payable Upon a Change in Control (regardless of termination)(1)	Benefits Payable Upon Termination Without Cause/Good Reason Within 12 Months of a Change in Control(1)
Name	Severance Payments ($)	COBRA ($)(2)	Equity Acceleration ($)	Severance Payments ($)	COBRA ($)(2)	Equity Acceleration ($)
Murugesan “Raj” Shanmugaraj	335,000	14,818	1,136,245	619,750	14,818	4,644,758
John F. Gavin	221,250	14,818	586,745	354,000	14,818	2,650,369
Benny P. Mikkelsen	221,250	13,745	1,053,568	354,000	13,745	3,887,080
Bhupendra C. Shah	221,250	14,817	741,269	354,000	14,817	2,938,800
Christian J. Rasmussen(3)	221,250	14,750	1,130,288	354,000	14,750	3,963,800

(1)
Equity awards granted and outstanding under our 2009 Stock Plan prior to our initial public offering, and equity awards granted and outstanding under our 2016 Equity Incentive Plan prior to our initial public offering, which became effective only upon the consummation of our initial public offering, provided for six months’ equity acceleration upon change in control (regardless of termination) and did not limit equity acceleration to termination within 12 months of a change in control.

(2)	Calculated based on the estimated cost to us of providing these benefits.

(3)
Mr. Rasmussen is employed outside of the United States, as a result his health benefit continuation is not under COBRA but under the terms of his employment agreement, which provides for a benefits allowance, currently at the rate of 5% of his monthly base salary to subsidize the cost of medical and dental benefits purchased directly by him. In connection with any termination or change in control event impacting Mr. Rasmussen, the cash amount of his severance and change in control benefits would be converted into local currency (Danish krone) at the time of payment.

DIRECTOR COMPENSATION
Director Compensation Program
Our Compensation Committee reviews our non-employee director compensation program on an annual basis and recommends changes, based on publicly available information and information and advice provided by an independent compensation consultant, that it deems necessary to attract and retain highly-skilled directors to our Board of Directors for review and approval. In April 2017, our Compensation Committee recommended and our Board of Directors approved certain changes to our director compensation program. These changes went into effect on the day of our 2017 Annual Meeting of Stockholders, with respect to changes in the equity component of our non-executive director compensation program, and on July 1, 2017, with respect to changes to the cash component of our non-executive director compensation program.
In 2017, under our non-employee director compensation program, our non-employee directors receive the cash compensation set forth below, and an annual RSU award grant having an aggregate fair market value of $200,000 (or $100,000 prior to the date of our 2017 Annual Meeting of Stockholders) on the date of grant.  Annual RSU awards are made at each annual meeting of stockholders.  Each such RSU award will vest in full on the date of the next annual stockholder meeting following the date of grant subject to the director’s continuing to serve on our Board of Directors on such date. In addition, new non-employee directors are also eligible for an initial RSU award having an aggregate fair market value of $300,000 (or $200,000 prior to the date of our 2017 Annual Meeting of Stockholders), on the date of grant, to be granted at our first Board of Directors meeting occurring on or following such director’s initial election to our Board of Directors. Each such RSU award will vest in equal annual installments on the first, second and third anniversary of the grant date subject to the director’s continuing to serve on our Board of Directors on such date.  All RSU awards granted to our non-employee directors provide for the immediate acceleration of all vesting thereunder in the event of a change of control event, as defined in the applicable award agreement.
In 2017, each non-employee director was eligible to receive compensation for his or her service on our Board of Directors or Committees thereof consisting of annual cash retainers paid quarterly in arrears, as follows:

Position	Retainer January 1, 2017 - June 30, 2017 ($)	Retainer July 1, 2017 - December 31, 2017 ($)
Board Member	30,000	35,000
Board Chair, in addition to Board Member retainer amount	—	25,000
Audit Committee Chair	20,000	20,000
Compensation Committee Chair	10,000	14,000
Nominating and Corporate Governance Committee Chair	8,000	8,000
Audit Committee Member	7,500	7,500
Compensation Committee Member	6,000	6,000
Nominating and Corporate Governance Committee Member	4,500	4,500

We also have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending our Board of Directors and Committee meetings.
The table below shows all compensation to our non-employee directors during 2017.

Name	Fees ($)(1)	Stock awards ($)(2)		Total ($)
Eric A. Swanson(3)	39,580	199,981	(4)	239,561
Peter Y. Chung(5)	54,000	199,981	(4)	253,981
Stan J. Reiss(6)	47,179	199,981	(4)	247,160
John Ritchie(7)	52,500	199,981	(4)	252,481
Vincent T. Roche(8)	51,000	199,981	(4)	250,981
David J. Aldrich(9)	12,704	299,995	(10)	312,699

(1)	Except as noted, represents annual cash retainers earned by the respective director from and after January 1, 2017 through December 31, 2017 for service on our Board of Directors and committees.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to our non-executive directors in 2017 under our 2016 Equity Incentive Plan, as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)
In 2017, Mr. Swanson served as a member of our Nominating and Corporate Governance Committee for the full year and as an interim member of our Audit Committee from May 3, 2017 to September 13, 2017, when Mr. Aldrich joined our Board of Directors and Audit Committee.

(4)	Represents the grant date fair market value of an RSU award granted on May 18, 2017 for 4,446 shares of common stock.

(5)	During 2017, Mr. Chung served as a member of our Audit Committee and Compensation Committee, and as the Chairman of our Nominating and Corporate Governance Committee.

(6)	During 2017, Mr. Reiss served as the Chairman of our Compensation Committee and also served as a member of our Audit Committee from January 1, 2017 to May 3, 2017.

(7)	During 2017, Mr. Ritchie served as the Chairman of our Audit Committee.

(8)	During 2017, Mr. Roche served as a member of our Compensation Committee

(9)	Following his election to our Board of Directors on September 13, 2017, Mr. Aldrich served as a member of our Audit Committee.

(10)	Represents the grant date fair market value of an RSU award granted on September 13, 2017 for 6,533 shares of common stock.

The following table sets forth, with respect to each of our non-employee directors, the aggregate number of RSUs outstanding as of December 31, 2017:

Name	Stock Awards (#)
Eric A. Swanson	9,886 (11)
Peter Y. Chung	4,446 (12)
Stan J. Reiss	4,446 (12)
John Ritchie	9,886 (13)
Vincent T. Roche	8,776 (14)
David J. Aldrich	6,533 (15)

(11)
Represents an RSU award granted on July 23, 2015 for 5,440 shares of common stock under our 2009 Stock Plan that will become fully vested on July 23, 2018 (this award vests as to 33% of the RSUs on the first anniversary of the grant date, an additional 33% on the second anniversary of the grant date and as to the remaining 34% of the RSUs on the third anniversary of the grant date), and an RSU award granted on May 18, 2017 for 4,446 shares of common stock under our 2016 Equity Incentive Plan that will become fully vested on May 18, 2018.

(12)	Represents an RSU award granted on May 18, 2017 for 4,446 shares of common stock under our 2016 Equity Incentive Plan. The RSUs will become fully vested on May 18, 2018.

(13)
Represents an RSU award granted on April 29, 2015 for 5,440 shares of common stock under our 2009 Stock Plan that will become fully vested on April 22, 2018 (this award vests as to 33% of the RSUs on the first anniversary of the grant date, an additional 33% on the second anniversary of the grant date and as to the remaining 34% of the RSUs on the third anniversary of the grant date), and an RSU award granted on May 18, 2017 for 4,446 shares of common stock under our 2016 Equity Incentive Plan that will become fully vested on May 18, 2018.

(14)
Represents a new director RSU award granted on July 19, 2016 for 4,330 shares of common stock under our 2016 Equity Incentive Plan (this award vests as to 33% of the RSUs on the first anniversary of the grant date, an additional 33% on the second anniversary of the grant date and as to the remaining 34% of the RSUs on the third anniversary of the grant date), and an RSU award granted on May 18, 2017 for 4,446 shares of common stock under our 2016 Equity Incentive Plan that will become fully vested on May 18, 2018.

(15)
Represents a new director RSU award granted on September 13, 2017 for 6,533 shares of common stock under our 2016 Equity Incentive Plan (this award vests as to 33% of the RSUs on the first anniversary of the grant date, an additional 33% on the second anniversary of the grant date and as to the remaining 34% of the RSUs on the third anniversary of the grant date).

As a general matter, we do not provide any additional compensation to Mr. Shanmugaraj, our CEO, or Mr. Mikkelsen, our Chief Technology Officer, for their service as members of our Board of Directors.  The compensation paid to Messrs. Shanmugaraj and Mikkelsen as executives in 2017 is set forth above under “Executive Compensation—Summary Compensation Table.”

Non-Employee Director Stock Ownership Guidelines
In 2017, our Compensation Committee adopted stock ownership guidelines applicable to our non-employee directors, referred to as our Non-Employee Director Stock Ownership Policy. The Non-Employee Director Stock Ownership Policy requires that our non-employee directors hold equity in the Company with a value equal to at least three times the director’s annual cash retainer for service on our Board of Directors.  The Non-Employee Director Stock Ownership Policy provide for a phase-in period, such that an individual subject to the guidelines is required to be in compliance with the minimum equity ownership requirement by the later of December 31, 2020 or the first December 31st that occurs following the five-year anniversary of date on which the non-employee director first became subject to the Non-Employee Director Stock Ownership Policy.  The Non-Employee Director Stock Ownership Policy also includes certain share retention obligations that apply to non-employee directors who have not met the minimum equity ownership requirements by the end of their phase-in date or who cease to hold the minimum equity ownership at any time following such date.

PROPOSAL FOUR
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers. We are required to solicit stockholder votes on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers at least once every six years, although we may seek stockholder input more frequently.
By voting with respect to this Proposal Four, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this Proposal Four. Our Board of Directors has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.  Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Acacia Communications, Inc. approve the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every:

•	one year;

•	two years; or

•	three years.
We recognize that our stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on the Company, our Board of Directors or Compensation Committee. Although the vote is non-binding, our Board of Directors and Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory votes on the compensation of our named executive officers.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.
Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY “1 YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2018, for:

•	each of our directors;

•	each of our named executive officers;

•	our directors and executive officers as a group; and

•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available information filed with the Securities and Exchange Commission.

The table lists applicable percentage ownership based on 40,063,305 shares of common stock outstanding as of March 31, 2018.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after March 31, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Acacia Communications, Inc. 3 Mill and Main Place, Suite 400, Maynard, MA  01754.

Name of Beneficial Holder	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
Entities affiliated with Matrix Partners (1)	9,656,394	24.1%
Capital Research Global Investors (2)	3,362,118	8.4%
Wellington Management Group LLP (3)	3,258,903	8.1%
Capital World Investors (4)	2,204,220	5.5%
Named Executive Officers and Directors
Murugesan “Raj” Shanmugaraj (5)	967,317	2.4%
John F. Gavin (6)	203,068	*
Benny P. Mikkelsen (7)	878,022	2.2%
Bhupendra C. Shah (8)	303,775	*
Christian J. Rasmussen (9)	619,798	1.5%
Vincent T. Roche (10)	6,578	*
Eric A. Swanson (11)	12,366	*
Peter Y. Chung (12)	4,446	*
Stan J. Reiss (13)	9,687,453	24.2%
John Ritchie (14)	15,166	*
David J. Aldrich	—	*
All executive officers and directors as a group (12 persons) (15)	13,399,766	33.2%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
The information shown is based upon disclosures filed on a Form 4 on March 15, 2018 by Matrix Partners US Management Co. LLC, or Matrix VIII US MC. The number reported consists of (i) 4,829 shares of common stock held by Matrix VIII US MC, (ii) 9,646,247 shares of common stock held by Matrix Partners VIII, L.P., or Matrix VIII and (iii) 5,318 shares of common stock held by Weston & Co. VIII LLC, which is the beneficial owner of such shares, which we refer to as the “Matrix VIII US MC Shares.” Matrix VIII US MC is the sole general partner of Matrix VIII, and Mr. Reiss is a managing member of Matrix VIII US MC. Mr. Reiss, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the Matrix VIII shares and the Matrix VIII US Shares. Mr. Reiss disclaims beneficial ownership of the Matrix VIII shares and the Matrix VIII US MC Shares, except to the extent of his pecuniary interest therein. The address for each of Matrix Partners VIII, L.P., Matrix VIII US Management Co., LLC. and Weston & Co. VIII LLC is 101 Main Street, 17th Floor, Cambridge, Massachusetts 02142.

(2)
The information shown is based upon disclosures filed on a Schedule 13G on February 14, 2018 by Capital Research Global Investors. In such filing, Capital Research Global Investors lists its address as 333 South Hope Street, Los Angeles, California 90071, and indicates that it has sole voting power and sole dispositive power with respect to 3,362,118 shares of common stock.

(3)
The information shown is based upon disclosures filed on a Schedule 13G on February 8, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. According to the filing, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power with respect to 1,782,351 shares and shared dispositive power with respect to 3,258,903 shares, and Wellington Management Company LLP has shared voting power with respect to 1,586,519 shares and shared dispositive power with respect to 3,019,735 shares. The address for each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(4)
The information shown is based upon disclosures filed on a Schedule 13G on February 14, 2018 by Capital World Investors.  In such filing, Capital World Investors lists its address as 333 South Hope Street, Los Angeles, California 90071, and indicates that it has sole voting power and sole dispositive power with respect to 2,204,220 shares of common stock.

(5)
Consists of (i) 602,963 shares of common stock held by Mr. Shanmugaraj; (ii) 21,097 shares of common stock issuable to Mr. Shanmugaraj upon vesting of restricted stock units within 60 days of March 31, 2018, (iii) 178,960 shares of common stock held by The Shanmugaraj Irrevocable Children’s Trust and (iv) 164,297 shares of common stock held by The Malini Shanmugaraj 2016 QTIP Trust. The trustees of The Shanmugaraj Irrevocable Children’s Trust are Murugesan Shanmugaraj, Perumal Mohan and Malini Shanmugaraj and they share voting and dispositive power with respect to the shares held by the trust. The trustees of The Malini Shanmugaraj 2016 QTIP Trust are Malini Shanmugaraj and Steve Stelljes and they share voting and dispositive power with respect to the shares held by the trust.

(6)
Consists of (i) 22,220 shares of common stock held by Mr. Gavin, (ii) options held by Mr. Gavin to purchase 166,500 shares of common stock that may be exercised within 60 days of March 31, 2018 and (ii) 14,348 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018.

(7)
Consists of (i) 774,425 shares of common stock held by Mr. Mikkelsen (ii) 18,597 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2017 and (iii) 85,000 shares held by the Chen-Rasmussen Childrens Trust U/A DTD 1/12/2017 of which Mr. Mikkelsen is a trustee.

(8)
Consists of (i) 38,837 shares of common stock held by Mr. Shah, (ii) options held by Mr. Shah to purchase 22,546 shares of common stock that may be exercised within 60 days of March 31, 2018, (iii) 15,087 shares of common stock issuable to Mr. Shah upon vesting of RSUs within 60 days of March 31, 2018, (iv) 157,249 shares of common stock held by Shah LLC and (v) 70,056 shares of common stock held by Bhupendra Shah 1999 Trust U/A DTD 10/06/1999 (the “Shah Trust”).

(9)
Consists of (i) 529,666 shares of common stock held by Mr. Rasmussen, (ii) options held by Mr. Rasmussen to purchase 71,535 shares of common stock that may be exercised within 60 days of March 31, 2018 and (ii) 18,597 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018.

(10)	Consists of (i) 2,132 shares of common stock held by Mr. Roche and (ii) 4,446 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018.

(11)	Consists of (i) 7,920 shares of common stock held by Mr. Swanson and (ii) 4,446 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018.

(12)	Consists of 4,446 shares of common stock issuable to Mr. Chung upon vesting of RSUs within 60 days of March 31, 2018.

(13)
The information shown is based upon disclosures filed on a Form 4 on March 15, 2018 by Stan Reiss. The number reported consists of (i) 24,094 shares of common stock held by Mr. Reiss, (ii) 4,446 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018, (iii) 2,519 shares of common stock held by The Reiss Family Irrevocable Trust and (iv) the 9,656,394 shares held by the entities affiliated with Matrix Partners. See footnote 1. Mr. Reiss disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(14)	Consists of (i) 5,280 shares of common stock held by Mr. Ritchie and (ii) 9,886 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018.

(15)
Includes (i) 13,005,192 shares of common stock, (ii) options to purchase 260,581 shares of common stock that may be exercised within 60 days of March 31, 2018 and (iii) 133,993 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2018, and excludes all shares of common stock subject to PRSUs because the performance measurement period for such PRSUs has not yet expired and therefore no shares under such awards are currently exercisable or are exercisable within 60 days of March 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017, all required reports were filed on a timely basis under Section 16(a).

RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal accounting officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by our Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually by our Audit Committee.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our Company’s best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as a director of another entity that is a participant in the transaction where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, (c) compensation arrangements with executives if the compensation has been approved, or recommended to our Board of Directors for approval, by our Compensation Committee, (d) compensation for services as a director of the Company if such compensation will be publicly reported pursuant to SEC rules, (e) interests arising solely from indebtedness of a 5% stockholder (or their immediate family member), (f) a transaction where the rates or charges involved in the transaction are determined by competitive bids, (g) a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority, and (h) a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	a transaction that is specifically contemplated by provisions of our restated certificate of incorporation or our amended and restated by-laws.
The policy provides that transactions involving compensation of executives shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions prior to our initial public offering in May 2016. Nevertheless, with respect to such transactions, it was historically the practice of our Board of Directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unrelated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our Company’s best interests. In addition, all related person transactions historically required prior approval, or later ratification, by our Board of Directors.
Related Person Transactions
Since January 1, 2017, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Supply Purchases from ADI and MACOM
One of our directors, Vincent T. Roche, is also the President and Chief Executive Officer and a member of the board of directors of Analog Devices, Inc. (“ADI”).  We, through our contract manufacturers, periodically purchase supplies from ADI pursuant to purchase orders negotiated on an arm’s length basis between ADI and our contract manufacturers at prevailing prices. These purchased supplies are used as content in certain of our manufactured products. Based on shipments during the respective periods of such purchase orders, our contract manufacturers made purchases from ADI of approximately $4.5 million during the year ended December 31, 2017.
One of our directors, Peter Y. Chung, is also a member of the board of directors of MACOM Technology Solutions, Inc. (“MACOM”). We, through our contract manufacturers, periodically purchase supplies from MACOM. These purchased supplies are used as content in certain of our manufactured products. Based on shipments, our contract manufacturers made purchases from MACOM of approximately $0.8 million during the year ended December 31, 2017.
Issuance of Securities to Executive Officers
On March 17, 2017, we issued 36,350 RSUs to Mr. Shanmugaraj and 22,719 RSUs each to Messrs. Gavin, Mikkelsen, Givehchi, Rasmussen, and Shah, in each case subject to the terms of our 2016 Equity Incentive Plan. The grant date fair value of the RSUs granted was $1,999,977.00 for Mr. Shanmugaraj, and $1,249,999.38 for the other named executive officers. These RSU awards vest based on satisfaction of a time-based requirement, which will be satisfied with respect to 25% of the RSUs on March 17, 2018, and with respect to an additional 25% of the RSUs each year thereafter. In the event that we are subject to a change in control (as such term is defined in the RSU award agreement), the named executive officer will get credit for an additional six months of service. In the event of an involuntary termination (as such term is defined in the RSU award agreement) within 12 months following a change in control, all RSUs subject to the award will become fully vested.
In addition to the time-based RSUs described above, on March 17, 2017, we issued a target of 18,175 PRSUs to Mr. Shanmugaraj and 11,268 PRSUs each to Messrs. Gavin, Mikkelsen, Givehchi, Rasmussen, and Shah, in each case subject to the terms of our 2016 Equity Incentive Plan. The grant date fair value of the PRSUs granted was $1,445,639.50 Mr. Shanmugaraj, and $896,256.70 for each of the other named executive officers. These PRSUs are subject to time-based vesting that is determined based on the achievement of the Revenue Growth Objective and Stock Price Objective over a two-year measurement period running from January 1, 2017 through December 31, 2018.
Amended and Restated Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement with our significant stockholders, including entities affiliated with Summit Partners, L.P., Commonwealth Capital Ventures and Matrix Partners. Pursuant to this agreement, we granted such stockholders certain registration rights with respect to shares of our common stock, the right to receive financial and other information about us and a right of first offer with respect to future issuances of our securities. The information rights and rights of first offer granted pursuant to this agreement terminated pursuant to its terms upon the consummation of our IPO in May 2016; the registration rights remain in effect.
Arrangements with Executive Officers and Directors
For a description of the compensation arrangements that we have with our executives, including our named executive officers, and directors, see “Executive Compensation.”

TRANSACTION OF OTHER BUSINESS
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
ADDITIONAL INFORMATION
Procedures for Submitting Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting
Our amended and restated by-laws provide that, for nominations of persons for election to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 3 Mill and Main Place, Suite 400, Maynard, MA  01754, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated by-laws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.
The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials
In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 6, 2018. Such proposals must be delivered to our Secretary, c/o Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA  01754.

ACACIA COMMUNICATIONS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2018.

Vote by Internet

- Go to **www.envisionreports.com/acia**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting of Stockholders - Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees.

	For	Withhold		For	Withhold
01 - Stan J. Reiss	☐	☐	02 - Eric A. Swanson	☐	☐

Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3, and of 1 Year on Proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02TFJB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Acacia Communications, Inc.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACACIA COMMUNICATIONS, INC.
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2018**

The undersigned stockholder of Acacia Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2018 Annual Meeting of Stockholders and Proxy Statement with respect to the 2018 Annual Meeting of Stockholders of Acacia Communications, Inc. to be held on Thursday, May 17, 2018, for holders of record as of March 21, 2018, at 10:00 a.m. Eastern Time at the Ken Olsen Conference Room located at 4 Mill and Main Place, 5th Floor, Maynard, MA 01754, and hereby appoints John F. Gavin and Janene I. Asgeirsson, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Acacia Communications, Inc. common stock of the undersigned at such meeting an any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, 1 YEAR ON PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.

(Items to be voted appear on reverse side.)